SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 18, 2000


                           MILLION DOLLAR SALOON, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                     Nevada
                 (State or Other Jurisdiction of Incorporation)



       0-27006                                        13-3428657
(Commission File Number)                 (I.R.S. Employer Identification Number)



                   6848 Greenville Avenue, Dallas, Texas 75231
               (Address of Principal Executive Offices) (Zip Code)


                                 (214) 691-6757
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)




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                   INFORMATION INCLUDED IN REPORT ON FORM 8-K

Item 1.  Changes in Control of Registrant.
         --------------------------------

         On January 18, 2000, Nick Mehmeti ("Mehmeti") and Duncan Burch ("Burch") acquired in a private transaction 3,351,574 shares of the common stock of Million Dollar Saloon, Inc. (the "Company") from W-W Investments, LLP, a Texas registered limited liability partnership ("W-W"), Linda Weaver ("Weaver"), Steven Wheeler ("Wheeler"), Diamond Production, L.L.C., an Oklahoma registered limited liability company ("Diamond LLC"), and Diamond Production of Oklahoma, L.P., an Oklahoma limited partnership ("Diamond LP"), for $3,854,310.10 ($1.15 per share). The 3,351,574 shares of the Company's common stock acquired by Mehmeti and Burch represents approximately 58.5% of the outstanding 5,731,778 shares of the Company's common stock. Mehmeti and Burch will each hold 1,675,787 of these shares. In addition to the purchase of these shares, Weaver assigned to Mehmeti and Burch, collectively, an option she held from the Company to purchase an additional 400,000 shares of common stock for $440,000 or $1.10 per share which expires October 18, 2004.

         As part of the transaction, the number of members on the board of directors of the Company was increased to three. Mike Garrett then resigned as a director and Mehmeti and Burch were elected to fill the vacancy created by the resignation of Michael Garrett and the newly created third directorship.

         As a result of the acquisition of the 3,351,574 shares of the Company's common stock, Mehmeti now beneficially owns directly and indirectly 2,019,787 shares or approximately 35.2% of the Company's issued and outstanding shares of common stock. Mehmeti had previously acquired 344,000 shares of Company common stock. Burch now beneficially owns directly and indirectly 1,675,787 shares or approximately 29.2% of the Company's issued and outstanding shares of common stock. Collectively, Mehmeti and Burch now beneficially own directly and indirectly 3,695,574 shares or approximately 64.5% of the Company's issued and outstanding shares of common stock.

         The purchase price of $3,854,310.10 was paid to W-W, Weaver, Wheeler, Diamond LLC and Diamond LP pro-rata based on each entity's respective interest in the shares sold as follows. Weaver, Wheeler, Diamond LLC and Diamond LP received a cash payment of $1,228,517.40. W-W received a cash payment of $1,787,899.20 and the remaining $837,893.50 of the purchase price due to W-W was financed by W-W. Such financing was evidenced by a promissory note executed by Mehmeti and Burch collectively. The note shall be repaid over a five year term in sixty equal monthly installments of principal and interest with the unpaid balance bearing interest at a rate of 7 1/2% per annum. The note is secured by a stock pledge agreement whereby Mehmeti and Burch have pledged 1,000,000 shares of the Company's common stock as collateral for the repayment of the note. The cash payments described herein were made out of Mehmeti's and Burch's personal funds.

Item 6.  Resignation of Registrant's Directors.
         -------------------------------------

         As stated in Item 1. above, as part of the transaction, the number of members on the board of directors of the Company was increased to three. Mike Garrett then resigned as a director effective January 18, 2000 and Nick Mehmeti and Duncan Burch were elected to fill the vacancy created by the resignation of Michael Garrett and the newly created third directorship. The resignation of Mike Garret was a negotiated condition for the transaction and was not the result of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MILLION DOLLAR SALOON, INC.


                                          By:  /s/ Dewanna Ross
                                               Dewanna Ross, Vice President and
                                               Chief Operating Officer
Date:  January 24, 2000



















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